UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:   May 20, 2020

VILLAGE SUPER MARKET, INC.
(Exact Name of Registrant as specified in its charter)

New Jersey	0-2633	22-1576170
(State or Other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

733 Mountain Avenue
Springfield, New Jersey  07081
(Address of principal executive offices)

 Registrant’s telephone number, including area code
(973) 467-2200

Check the appropriate box below if the Form 8-k filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communication pursuant to Rule 425 under the Securities Act ( 17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act ( 17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

On May 14, 2020, Village Super Market, Inc. (“Village”) completed its previously-announced acquisition of certain assets, including five supermarkets, a production distribution center (the “PDC”) and the intellectual property of Fairway Group Holdings Corp. and certain of its subsidiaries (“Fairway”), including the names “Fairway” and “Fairway Markets.” The acquisition was effectuated pursuant to the Asset Purchase Agreement, entered into on January 20, 2020 and revised on March 25, 2020 ("APA”). Village paid $73.2 million for the Fairway assets, net of adjustments set forth in the APA, and to assume certain liabilities, consisting primarily of those arising from acquired leases. Additionally, Village received a $2.0 million credit arising from the breakup of Village’s initial “stalking horse” bid.

The foregoing description of the APA does not purport to be complete and is qualified in its entirety by reference to the APA, which was filed as Exhibit 99.1 to Village's Current Report on Form 8-K filed with the Securities and Exchange Commission on March 31, 2020, and is incorporated into this report by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The purchase price for the acquisition described in Item 2.01 above was funded by borrowing against the Company’s unsecured revolving line of credit and an unsecured term loan pursuant to the credit agreement (the “Credit Facility”) with Wells Fargo Bank, National Association. The principal terms of the Credit Facility were described in Village's Current Report on Form 8-K filed with the Securities and Exchange Commission on May 12, 2020.

Item 9.01   Financial Statements and Exhibits

The financial statements required to be filed by this Item and the pro forma financial information that is required to be filed by this Item will be filed by an amendment to this Current Report on Form 8-K within 71 days after the date on which this Current Report on Form 8-K is required to be filed pursuant to Item 2.01.

Signature

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Village Super Market, Inc.

Dated: May 20, 2020	/s/ John L. Van Orden
John L. Van Orden
(Chief Financial Officer)